Exhibit 10

Changes to Non-Employee Director Compensation.

                During the third quarter of fiscal 2005, the Board of Directors upon recommendation of the Corporate Governance Committee approved changes to the compensation of Company directors who are not employees. The changes included an increase from $65,000 to $80,000 in the annual cash retainer payable to each director and an increase from $5,000 to $10,000 in the additional annual fee payable to the chair of the Audit Review Committee.  The amount of each director’s annual award of restricted Deere & Company common stock (pursuant to the Company’s Nonemployee Director Stock Ownership Plan) also was increased from $65,000 to $75,000. The shares remain restricted while the recipient is a director and are subject to forfeiture if his or her service is terminated for any reason other than retirement, disability or death.  The changes became effective with the quarterly payments made at the end of June, 2005.

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